Exhibit 99.1

CONTACTS:	Dennis Oates	Christopher T. Scanlon	June Filingeri
	Chairman, President and CEO (412) 257-7609	VP Finance, CFO and Treasurer (412) 257-7662	President Comm-Partners LLC (203) 972-0186

FOR IMMEDIATE RELEASE

UNIVERSAL STAINLESS ANNOUNCES AMENDED AND RESTATED $120 MILLION

CREDIT AGREEMENT; REACHES COLLECTIVE BARGAINING AGREEMENT FOR

NORTH JACKSON SPECIALTY STEEL FACILITY

BRIDGEVILLE, PA, August 6, 2018 — Universal Stainless & Alloy Products, Inc. (Nasdaq: USAP) announced today that it has entered into an amended and restated five-year $120 million asset-based lending (ABL) credit agreement with PNC Bank, National Association. The new agreement increases the maximum line of the Company’s revolving credit facility to $110 million, reduces the term loan facility to $10 million and includes a more favorable interest rate structure. The Company’s obligations under the amended and restated credit agreement continue to be collateralized by substantially all of the Company’s accounts receivables, inventory, and fixed assets. The new credit agreement will expire in August 2023.

The amended and restated credit agreement supersedes the Company’s prior ABL credit agreement with PNC Bank, which was scheduled to expire in January 2021.

In addition, the Company announced today that it has reached a six-year collective bargaining agreement with the hourly employees at its North Jackson Specialty Steel facility represented by Local Unit 2332-2 of the United Steelworkers.

The new six-year collective bargaining agreement has been ratified by the bargaining unit and is effective as of July 1, 2018. The new contract contains flexible work rule terms and profit sharing incentives.

Dennis Oates, Chairman, President and Chief Executive Officer, commented: “We are very pleased to take another major step forward in strengthening Universal’s balance sheet and enhancing our financial flexibility to support our growth strategy as we focus on the current robust market opportunities.

“Additionally, we are pleased that we have a labor agreement at our North Jackson Specialty Steel facility that is in the best interests of our employees, customers and shareholders.”

About Universal Stainless & Alloy Products, Inc.

Universal Stainless & Alloy Products, Inc., established in 1994 and headquartered in Bridgeville, PA, manufactures and markets semi-finished and finished specialty steels, including stainless steel, nickel alloys, tool steel and certain other alloyed steels. The Company’s products are used in a variety of industries, including aerospace, power generation, oil and gas, and heavy equipment manufacturing. More information is available at www.univstainless.com.

Forward-Looking Information Safe Harbor

Except for historical information contained herein, the statements in this release are forward-looking statements that are made pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to differ materially from forecasted results. Those risks include, among others, the Company’s ability to maintain its relationships with its significant customers and market segments; the Company’s response to competitive factors in its industry that may adversely affect the market for finished products manufactured by the Company or its customers; the Company’s ability to compete successfully with domestic and foreign producers of specialty steel products and products fashioned from alternative materials; the demand for the Company’s products and the prices at which the Company is able to sell its products in the aerospace industry, from which a substantial amount of our sales is derived; the Company’s ability to develop, commercialize, market and sell new applications and new products; the receipt, pricing and timing of future customer orders; the impact of changes in the Company’ product mix on the Company’s profitability; the Company’s ability to maintain the availability of raw materials and operating supplies with acceptable pricing; the availability and pricing of electricity, natural gas and other sources of energy that the Company needs for the manufacturing of its products; risks related to property, plant and equipment, including the Company’s reliance on the continuing operation of critical manufacturing equipment; the Company’s success in timely concluding collective bargaining agreements and avoiding strikes or work stoppages; the Company’s ability to attract and retain key personnel; the Company’s ongoing requirement for continued compliance with laws and regulations, including applicable safety and environmental regulations; the ultimate outcome of the Company’s current and future litigation matters; the Company’s ability to meet its debt service requirements and to comply with applicable financial covenants; risks associated with conducting business with suppliers and customers in foreign countries; risks related to acquisitions that the Company may make; the Company’s ability to protect its information technology infrastructure against service interruptions, data corruption, cyber-based attacks or network security breaches; the impact on the Company’s effective tax rates of changes in tax rules, regulations and interpretations in the United States and other countries where it does business; and the impact of various economic, credit and market risk uncertainties. Many of these factors are not within the Company’s control and involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from any future performance suggested herein. Any unfavorable change in the foregoing or other factors could have a material adverse effect on the Company’s business, financial condition and results of operations. Further, the Company operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond the Company’s control. Certain of these risks and other risks are described in the Company’s filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or may be obtained upon request from the Company.

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